                                                                  EXHIBIT 23.1.1

                         Independent Auditors' Consent


The Board of Directors
Imperial Credit Industries, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-13805 and 333-15149) on Form S-8 and (Nos. 333-22141 and 333-30809) on Form
S-4 of Imperial Credit Industries, Inc. of our report dated March 30, 2001, relating to the consolidated balance sheets of Imperial Credit Industries, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K/A of Imperial Credit Industries, Inc.


                                            KPMG LLP

Los Angeles, California
June 8, 2001